NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 1, 2023

NACCO INDUSTRIES
ANNOUNCES THIRD QUARTER 2023 RESULTS

Consolidated Highlights:
•Consolidated net loss of $3.8 million, or $0.51/share compared with net income of $10.6 million, or $1.45/share, in Q3 2022
•Modest Q4 2023 income before tax and net income expected, with projections for significant full-year 2024 income improvement compared with 2023

Cleveland, Ohio, Wednesday, November 1, 2023 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three and nine months ended September 30, 2023. Comparisons in this news release are to the three months ended September 30, 2022, unless otherwise noted.

	Three Months Ended			Nine Months Ended
($ in thousands, except per share amounts)	9/30/2023	9/30/2022	% Change	9/30/2023	9/30/2022	% Change
Operating Profit (Loss)	$(6,267)	$9,818	(163.8)%	$(2,703)	$54,445	(105.0)%
Other (income) expense, net	$(417)	$(1,662)	(74.9)%	$(4,478)	$(17,052)	(73.7)%
Income (loss) before taxes	$(5,850)	$11,480	(151.0)%	$1,775	$71,497	(97.5)%
Income tax provision (benefit)	$(2,018)	$866	n.m.	$(2,605)	$11,121	n.m.
Net Income (Loss)	$(3,832)	$10,614	(136.1)%	$4,380	$60,376	(92.7)%
Diluted Earnings (loss)/share	$(0.51)	$1.45	(135.2)%	$0.58	$8.24	(93.0)%
Adjusted EBITDA*	$423	$22,122	(98.1)%	$20,405	$64,541	(68.4)%
*Non-GAAP financial measures are defined and reconciled on pages 10 to 12.

The substantial decreases in the Company's 2023 third-quarter results compared with the prior year were primarily due to a significant decrease in earnings in the Coal Mining and Minerals Management segments.
At September 30, 2023, the Company had consolidated cash of $128.2 million and debt of $22.5 million with availability of $122.0 million under its $150.0 million revolving credit facility. The Company repurchased approximately 24,800 shares for $0.8 million during the three months ended September 30, 2023, consistent with its capital allocation priorities and under an existing authorized share repurchase program. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify. These initiatives are discussed further in the Long-Term Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the third quarter of 2023 and 2022 were as follows:

	2023	2022
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,105	7,210
Consolidated operations	628	750
Total deliveries	5,733	7,960

Key financial results for the third quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$18,665	$22,599
Gross profit (loss)	$(8,154)	$1,666
Earnings of unconsolidated operations	$11,259	$13,300
Operating expenses(1)	$7,802	$8,877
Operating profit (loss)	$(4,697)	$6,089
Segment Adjusted EBITDA(2)	$(361)	$10,346
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

Lower customer requirements at Mississippi Lignite Mining Company contributed to a 17% decrease in Coal Mining third-quarter 2023 revenues compared with 2022.
Operating results and Segment Adjusted EBITDA also decreased significantly compared with the prior year quarter. These decreases were primarily due to a substantial decline in Mississippi Lignite Mining Company results and lower earnings at the unconsolidated operations primarily due to lower customer requirements at Coteau Properties Company. A 12% reduction in operating expenses, mainly attributable to a decrease in employee-related expenses, partly offset these declines.
Mississippi Lignite Mining Company results decreased significantly year-over-year due to a substantial increase in the cost per ton delivered. The cost per ton delivered rose because of temporary operational inefficiencies related to transitioning to a new mine area and short-term adverse mining conditions caused by increased rainfall. These unfavorable conditions resulted in a reduction in tons severed and contributed to a $2.4 million write down of coal inventory to net realizable value.

Coal Mining Outlook
The Company expects fourth-quarter 2023 Coal Mining operating results and Segment Adjusted EBITDA to improve significantly compared with the 2023 third quarter but decline substantially from the 2022 fourth quarter.
The improvement in fourth-quarter 2023 over third-quarter 2023 results is primarily due to anticipated lower production costs from completion of the move to a new mine area at Mississippi Lignite Mining Company partially offset by anticipated higher Coal Mining operating expenses due to higher professional fees and outside services. While production costs at Mississippi Lignite Mining Company are anticipated to decline significantly from recent levels, production costs are expected to remain above historical levels through 2024 when a pit extension in the new mine area is complete. All production costs are capitalized into inventory at this mine. Beginning in the 2023 fourth quarter, Mississippi Lignite Mining Company expects to increase the number of tons severed, which is anticipated to lead to an increase in coal inventory levels. Higher inventory levels will allow costs to be spread over more tons, which is expected to result in a lower cost per ton sold and improved profitability beginning with the fourth quarter and going forward.
The fourth-quarter 2023 results at Mississippi Lignite Mining Company are expected to be below fourth-quarter 2022 despite the improvement in results over the previous 2023 quarters. An anticipated increase in operating expenses is also expected to contribute to the lower fourth-quarter 2023 results.
Mississippi Lignite Mining Company does not anticipate opening additional mine areas through the remaining contract term. While increased depreciation from capital expenditures related to the new mine area will affect future results, the Company anticipates Mississippi Lignite Mining Company should contribute favorably to Segment Adjusted EBITDA in future years.
Capital expenditures are expected to be approximately $5 million in the fourth quarter of 2023, $10 million for the 2023 full year, and $10 million in 2024.

Coal Mining Outlook - 2024
In 2024, the Company expects coal deliveries to increase moderately from 2023 levels. Higher Coteau and Falkirk deliveries are expected to be partly offset by the unfavorable effect of the Pirkey power plant retirement and resulting March 31, 2023 cessation of coal deliveries from the Company's Sabine Mine.
Strong operating profit and significantly higher Segment Adjusted EBITDA are expected in 2024 compared with 2023. These increases are primarily the result of significant improvements in results at Mississippi Lignite Mining Company due to the anticipated reduction in cost per ton sold and an increase in earnings of unconsolidated operations. Improvements are expected to be higher in the second half of 2024 as comparisons are made to much lower second-half 2023 results.
The anticipated higher earnings at the unconsolidated coal mining operations are expected to be driven primarily by increased customer requirements at Coteau and Falkirk, as well as a higher per ton management fee at Falkirk beginning in June 2024 when temporary price concessions end.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices, weather and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Changes to customer power plant dispatch would affect the Company’s outlook for the remainder of 2023 and 2024, as well as over the longer term.

North American Mining Results

Deliveries for the third quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Tons delivered	15,410	13,421

Key financial results for the third quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$21,722	$22,962
Operating profit (loss)	$866	$(210)
Segment Adjusted EBITDA(1)	$2,924	$1,375
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

North American Mining revenues decreased moderately in third-quarter 2023 compared with 2022. This decline was primarily due to a reduction in reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on operating profit, and a decrease in mine reclamation revenue at Caddo Creek. Higher tons delivered from increased customer requirements partially offset these decreases.

Third-quarter 2023 operating profit and Segment Adjusted EBITDA increased significantly over 2022 primarily due to lower employee-related expenses, including a prior-year expense of $0.8 million for a voluntary retirement program. Improvements at the aggregates quarries and Sawtooth were partially offset by reduced income from Caddo Creek.

North American Mining Outlook
North American Mining expects fourth-quarter 2023 tons delivered to decrease modestly from 2022, while full-year 2023 tons delivered are expected to increase year-over-year as a result of the increased deliveries in the first nine months of 2023.
Operating profit and Segment Adjusted EBITDA are anticipated to increase significantly in both the 2023 fourth quarter and full year over the respective prior year periods. These increases are primarily due to anticipated earnings improvement under existing contracts, including Sawtooth Mining, partially offset by the completion of services at Caddo Creek.
In 2024, North American Mining expects full-year operating profit and Segment Adjusted EBITDA to increase significantly over 2023 due to improved earnings under certain existing contracts, including Sawtooth Mining, and an anticipated reduction in operating expenses. Any new contracts should be accretive to North American Mining's future results.
Sawtooth Mining has an exclusive agreement to provide comprehensive mining services for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas controls the lithium reserves at Thacker Pass. In March 2023, Lithium Americas commenced construction at Thacker Pass. With construction beginning, Sawtooth Mining started acquiring mining equipment in the 2023 second quarter. Sawtooth has acquired $23.1 million of equipment to-date. While Lithium Americas will reimburse Sawtooth for these capital expenditures over a five-year period, Sawtooth will recognize the associated revenue over the estimated useful life of the asset. In addition, during the construction period, Sawtooth will be reimbursed for all costs of construction and will recognize a contractually agreed construction fee. The Company expects to continue to recognize moderate income prior to the expected commencement of Phase 1 lithium production in the second half of 2026.

North American Mining expects full-year 2023 capital expenditures to be approximately $34 million, with approximately $4 million expended in the fourth quarter. In 2024, capital expenditures are expected to be approximately $8 million, primarily for the acquisition of dragline parts and other equipment.

Minerals Management Results

Key financial results for the third quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$5,747	$16,172
Operating profit	$3,610	$10,616
Segment Adjusted EBITDA(1)	$4,378	$15,215
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

Minerals Management revenue, operating profit and Segment Adjusted EBITDA decreased significantly from the 2022 third quarter due to a 68% decline in natural gas prices from 2022 as measured by the Henry Hub Average Natural Gas Spot Price and a 12% decrease in oil prices, as measured by the West Texas Intermediate Average Crude Oil Spot Price. Third-quarter 2022 operating profit included a $3.9 million write-off of legacy coal-related assets and reserves. This write-off is excluded from Segment Adjusted EBITDA.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. Changing prices of natural gas and oil could have a significant impact on Minerals Management’s operating profit.
In the 2023 fourth quarter and full year, operating profit and Segment Adjusted EBITDA are expected to continue to decrease significantly compared with the respective prior year periods. These decreases are primarily driven by current market expectations for natural gas and oil prices.
In 2024, operating profit and Segment Adjusted EBITDA are expected to increase moderately compared with 2023 primarily driven by current market expectations for natural gas and oil prices and limited forecasted development of additional new wells by third-party lessees. Lower operating expenses are also expected to contribute to the profit growth.
The Company's forecast is based on current market assumptions for natural gas and oil market prices, as well as currently owned reserves. Commodity prices are inherently volatile. Economic uncertainty continues to drive commodity price volatility and any change in natural gas and oil prices from current expectations will result in adjustments to the Company's outlook. The Company is closely monitoring the Israel/Gaza conflict and its potential impact on OPEC countries and international oil and gas production and demand. The actions of OPEC, inventory levels of natural gas and oil and the uncertainty associated with demand, as well as other factors, have the potential to impact future oil and gas prices. Current merger and acquisition activity within the oil and gas industry is also a focus as the Company works to understand its potential impact on development plans by third-party lessees.
As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators, additional leasing and development and/or changes to commodity prices. Development of additional wells on existing interests in excess of current expectations, or acquisitions of additional interests, could be accretive to future results.
In 2023, Minerals Management expects capital expenditures of approximately $39 million, which includes the anticipated acquisition of approximately $37 million of mineral and royalty interests expected to close during the fourth quarter that will provide additional diversification into the oil-rich Permian basin. The anticipated fourth quarter acquisition exceeds the previously announced capital expenditure projection as management believes it offers an attractive investment profile and aligns with the Company's strategy to establish a diversified portfolio of mineral and royalty interests. In 2024, Minerals Management is targeting additional investments of up to $20 million. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Mitigation Resources of North America®
Mitigation Resources of North America® continues to build on the substantial foundation it established over the past several years. Mitigation Resources currently has nine mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama and Texas. In addition, Mitigation Resources is providing ecological restoration services for abandoned surface mines, as well as pursuing additional environmental restoration projects. It was named a designated provider of abandoned mine land restoration by the State of Texas. Mitigation Resources plans to continue to expand its business during the remainder of 2023 and in 2024, and expects to achieve near break-even earnings in 2024 and sustainable profitability in future years.

Consolidated Outlook
Overall, the Company expects that fourth-quarter 2023 improvements will produce operating profit and net income compared with consolidated third-quarter losses. However, fourth-quarter and full-year 2023 consolidated operating results and Adjusted EBITDA are expected to be down significantly from the respective prior-year periods due to substantial decreases at the Coal Mining and Minerals Management segments. These reductions are expected to be partially offset by favorable changes in income taxes leading to modest net income for the 2023 full year.
In 2024, the Company expects a significant increase in consolidated net income and EBITDA over 2023. These improvements are primarily due to increased profitability at the Coal Mining segment from improved results at Mississippi Lignite Mining Company, Falkirk and Coteau. Growth at North American Mining and Mitigation Resources is also expected to contribute to the higher 2024 net income. The Company expects an effective income tax rate between 10% and 13% in 2024. Additional contracts for North American Mining or Mitigation Resources, or the acquisition of additional mineral interests at Minerals Management, including the $37 million investment expected to close in the 2023 fourth quarter, could be accretive to the current forecast.
Consolidated capital expenditures are expected to total approximately $84 million in 2023, which includes approximately $39 million at Minerals Management and $24 million related to the Thacker Pass lithium project. As a result of the forecasted capital expenditures and anticipated substantial decrease in net income, cash flow before financing activities in 2023 is expected to be a moderate use of cash. In 2024, the Company expects capital expenditures of approximately $39 million, including up to $20 million of investments at Minerals Management. Cash flow before financing activities in 2024 is expected to be positive but not to the level generated in 2022.

Long-term Growth and Diversification
Management continues to view the long-term business outlook for NACCO positively. The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook. In the Minerals Management segment, as well as in the Company's Mitigation Resources of North America® business, opportunities for growth remain strong. Acquisitions of additional mineral interests, an improvement in the outlook for the Company's largest Coal Mining segment customers, and securing contracts for Mitigation Resources and new North American Mining projects could be accretive to the Company's outlook.
The Minerals Management segment continues to pursue acquisitions of mineral and royalty interests in the United States. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that delivers near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the mid-teens as this business model matures. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development as these costs are borne entirely by third-party exploration and development companies that lease the minerals.
The Company remains committed to expanding the North American Mining business while working to improve profitability. North American Mining intends to be a substantial contributor to operating profit over time, specifically in its Sawtooth Mining subsidiary when production commences at Thacker Pass, which is projected to occur in 2026. Once production commences, Sawtooth will receive a management fee per metric ton of lithium delivered. At maturity, this contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
The pace of achieving substantially improved results at North American Mining will depend on the execution and successful implementation of profit improvement initiatives in the aggregates operations, and the mix and scale of new projects. A number of initiatives are already delivering improved financial results.
Mitigation Resources continues to expand its business, which creates and sells stream and wetland mitigation credits, provides services to those engaged in permittee-responsible mitigation and provides other environmental restoration services. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. Mitigation Resources is making strong progress toward its goal of becoming a top ten provider of stream and wetland mitigation services in the southeastern United States. The Company believes that Mitigation Resources can provide solid rates of return on capital employed as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices, weather and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants. While the Company realizes the coal mining industry faces political and regulatory challenges and demand for coal is projected to decline over the longer-term, the Company believes coal should be an essential part of the energy mix in the United States for the foreseeable future.
The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. The Company is working to utilize these skills through development of utility-scale solar projects on reclaimed mining properties. Reclaimed mining properties offer large tracts of land that could be well-suited for solar and other energy-related projects. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

****

Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, November 2, 2023 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://conferencingportals.com/event/BzfGzlJS to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through November 9, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted

EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure, (3) regulatory actions, including the United States Environmental Protection Agency's 2023 proposed rules relating to mercury and greenhouse gas emissions for coal-fired power plants, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil, (6) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (7) failure to obtain adequate insurance coverages at reasonable rates, (8) supply chain disruptions, including price increases and shortages of parts and materials, (9) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (10) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (11) impairment charges, (12) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance matters, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (15) weather or equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (18) delays or reductions in coal or aggregates deliveries, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2023	2022	2023	2022
	(In thousands, except per share data)
Revenues	$46,546	$61,793	$158,037	$178,185
Cost of sales	48,720	43,965	150,447	128,867
Gross profit (loss)	(2,174)	17,828	7,590	49,318
Earnings of unconsolidated operations	12,754	14,588	37,662	43,802
Contract termination settlement	—	—	—	14,000
Operating expenses
Selling, general and administrative expenses	16,118	17,790	45,740	48,415
Amortization of intangible assets	642	867	2,296	2,772
(Gain) loss on sale of assets	87	2	(81)	(2,451)
Asset impairment charges	—	3,939	—	3,939
	16,847	22,598	47,955	52,675
Operating profit (loss)	(6,267)	9,818	(2,703)	54,445
Other (income) expense
Interest expense	632	486	1,749	1,495
Interest income	(1,679)	(352)	(4,548)	(692)
Closed mine obligations	394	398	1,236	1,155
Loss (gain) on equity securities	551	316	(498)	1,676
Income from equity method investee	—	(2,156)	—	(2,156)
Other contract termination settlements	—	—	—	(16,882)
Other, net	(315)	(354)	(2,417)	(1,648)
	(417)	(1,662)	(4,478)	(17,052)
Income (loss) before income tax provision (benefit)	(5,850)	11,480	1,775	71,497
Income tax provision (benefit)	(2,018)	866	(2,605)	11,121
Net income (loss)	$(3,832)	$10,614	$4,380	$60,376

Earnings per share:
Basic earnings (loss) per share	$(0.51)	$1.45	$0.59	$8.27
Diluted earnings (loss) per share	$(0.51)	$1.45	$0.58	$8.24

Basic weighted average shares outstanding	7,517	7,337	7,480	7,302
Diluted weighted average shares outstanding	7,517	7,337	7,515	7,329

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2023	2022	2023	2022
	(in thousands)
Net income (loss)	$(3,832)	$10,614	$4,380	$60,376
Contract termination settlements	—	—	—	(30,882)
Asset impairment charges	—	3,939	—	3,939
Income tax provision (benefit)	(2,018)	866	(2,605)	11,121
Interest expense	632	486	1,749	1,495
Interest income	(1,679)	(352)	(4,548)	(692)
Depreciation, depletion and amortization expense	7,320	6,569	21,429	19,184
Adjusted EBITDA*	$423	$22,122	$20,405	$64,541
*Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Adjusted EBITDA as net income (loss) before contract termination settlements, asset impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended September 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,665	$21,722	$5,747	$966	$(554)	$46,546
Cost of sales	26,819	20,286	1,064	1,086	(535)	48,720
Gross profit (loss)	(8,154)	1,436	4,683	(120)	(19)	(2,174)
Earnings of unconsolidated operations	11,259	1,495	—	—	—	12,754
Operating expenses*	7,802	2,065	1,073	5,907	—	16,847
Operating profit (loss)	$(4,697)	$866	$3,610	$(6,027)	$(19)	$(6,267)
Segment Adjusted EBITDA**
Operating profit (loss)	$(4,697)	$866	$3,610	$(6,027)	$(19)	$(6,267)
Depreciation, depletion and amortization	4,336	2,058	768	158	—	7,320
Segment Adjusted EBITDA**	$(361)	$2,924	$4,378	$(5,869)	$(19)	$1,053

	Three Months Ended September 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$22,599	$22,962	$16,172	$1,092	$(1,032)	$61,793
Cost of sales	20,933	21,853	1,006	1,307	(1,134)	43,965
Gross profit	1,666	1,109	15,166	(215)	102	17,828
Earnings of unconsolidated operations	13,300	1,288	—	—	—	14,588
Asset impairment charges	—	—	3,939	—	—	3,939
Operating expenses*	8,877	2,607	611	6,565	(1)	18,659
Operating profit (loss)	$6,089	$(210)	$10,616	$(6,780)	$103	$9,818
Segment Adjusted EBITDA**
Operating profit (loss)	$6,089	$(210)	$10,616	$(6,780)	$103	$9,818
Asset impairment charges	—	—	3,939	—	—	3,939
Depreciation, depletion and amortization	4,257	1,585	660	67	—	6,569
Segment Adjusted EBITDA**	$10,346	$1,375	$15,215	$(6,713)	$103	$20,326
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements, asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Nine Months Ended September 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$65,661	$64,071	$23,203	$6,785	$(1,683)	$158,037
Cost of sales	85,966	58,411	3,026	4,675	(1,631)	150,447
Gross profit (loss)	(20,305)	5,660	20,177	2,110	(52)	7,590
Earnings of unconsolidated operations	33,687	3,975	—	—	—	37,662
Operating expenses*	22,441	5,725	3,234	16,555	—	47,955
Operating profit (loss)	$(9,059)	$3,910	$16,943	$(14,445)	$(52)	$(2,703)
Segment Adjusted EBITDA**
Operating profit (loss)	$(9,059)	$3,910	$16,943	$(14,445)	$(52)	$(2,703)
Depreciation, depletion and amortization	12,924	5,799	2,328	378	—	21,429
Segment Adjusted EBITDA**	$3,865	$9,709	$19,271	$(14,067)	$(52)	$18,726

	Nine Months Ended September 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$70,163	$67,180	$40,888	$1,901	$(1,947)	$178,185
Cost of sales	64,421	62,086	2,487	2,184	(2,311)	128,867
Gross profit (loss)	5,742	5,094	38,401	(283)	364	49,318
Earnings of unconsolidated operations	40,086	3,716	—	—	—	43,802
Contract termination settlement	14,000	—	—	—	—	14,000
Asset impairment charges	—	—	3,939	—	—	3,939
Operating expenses*	25,212	6,492	(855)	17,888	(1)	48,736
Operating profit (loss)	$34,616	$2,318	$35,317	$(18,171)	$365	$54,445
Segment Adjusted EBITDA**
Operating profit (loss)	$34,616	$2,318	$35,317	$(18,171)	$365	$54,445
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Asset impairment charges	—	—	3,939	—	—	3,939
Depreciation, depletion and amortization	12,683	4,545	1,781	175	—	19,184
Segment Adjusted EBITDA**	$33,299	$6,863	$41,037	$(17,996)	$365	$63,568
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements, asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.